Exhibit 99.2

Chart Industries Reports 2012 First Quarter Results

Cleveland, Ohio—April 26, 2012—Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2012. Highlights include:

•	Record order intake of $385 million

•	Significant growth in LNG related orders of $207 million

•	Record order backlog of $659 million

•	Sales up 33% from prior year quarter

Net income for the first quarter of 2012 was $14.1 million, or $0.47 per diluted share. This compares with $7.5 million, or $0.25 per diluted share, for the first quarter of 2011. First quarter 2012 earnings would have been $0.48 per diluted share excluding $0.5 million, or $0.01 per diluted share, of acquisition related earn-out adjustments recorded in the quarter. First quarter 2011 earnings would have been $0.30 per share excluding $2.2 million, or $0.05 per diluted share, of acquisition related restructuring costs.

Net sales for the first quarter of 2012 increased 33% to $216.1 million from $162.9 million in the comparable period a year ago. Gross profit for the first quarter of 2012 was $67.6 million, or 31% of sales, versus $52.5 million, or 32% of sales, in the comparable quarter of 2011.

“With our experience as an integrated supplier of critical equipment for the liquefaction, distribution, storage and end use of liquefied natural gas (“LNG”), Chart is positioned to capitalize on growing global demand fueled by major investments across the LNG value chain,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “With solid first quarter earnings and record quarterly orders driven by LNG-related opportunities, we have reaffirmed our strategic path and expect to capitalize on a multi-year growth cycle.”

Mr. Thomas continued, “The LNG opportunities have accelerated over the past six months particularly with transportation related investments gaining real traction in North America along with continued significant growth in China. We remain excited about our prospects going forward.”

Backlog at March 31, 2012 was a record $659.3 million, up 35% from the December 31, 2011 level of $489.1 million. Orders for the first quarter of 2012 were $385.1 million, a new record, and 33% higher than first quarter 2011 orders of $288.8 million. The first quarter of 2012 included $206.9 million of LNG-related orders, including the previously announced Wheatstone LNG order in Australia that was in excess of $110 million and an award announced today in excess of $40 million, for another LNG project in Eastern Australia. First quarter 2011 included an order in excess of $90 million for a nitrogen rejection facility in Qatar related to natural gas production.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2012 increased $5.8 million compared with the same period in 2011 to $40.6 million, or 18.8% of sales, which was down as a percentage of sales from 21.4% in the prior year’s quarter. The additional costs are primarily due to increased stock compensation and employee-related costs as we pursue LNG-related growth opportunities. In addition, first quarter 2012 SG&A includes the $0.5 million of acquisition related earn-out adjustments.

Interest expense was $4.0 million for the first quarter of 2012, which included $2.2 million of non-cash accretion expense associated with the Company’s Convertible Notes. Therefore, cash interest was $1.8 million.

Income tax expense was $5.8 million for the first quarter of 2012 and represented an effective tax rate of 29.0% compared with the effective tax rate of 31.5% in the prior year quarter. The 2012 first quarter effective tax rate was lower due to acceptance of several tax refund claims during the current quarter.

Cash and short-term investments were $242.5 million at March 31, 2012, compared to $256.9 million at December 31, 2011. Today, we also announced an amendment to our Senior Credit Facility, which extended the Facility by two years with lower interest rates, increased our term debt by $21.4 million to $75 million and increased the amount available under the revolving credit portion of our Facility by $165 million to $300 million. This has added significant liquidity to our already strong balance sheet as we continue to execute our growth strategy.

SEGMENT HIGHLIGHTS

Energy & Chemical (“E&C”) segment sales increased 62% to $68.8 million for the first quarter of 2012 compared with $42.5 million for the same quarter in the prior year. Gross margins improved to 31.5% in the 2012 quarter compared with 27.8% in the same quarter of 2011. In addition to improved volume, gross margin improved about 3.5% due to successful execution and completion of projects in the quarter, including income recognition of project reserves.

Distribution & Storage (“D&S”) segment sales improved 43% to $105.1 million for the first quarter of 2012 compared with $73.4 million for the same quarter in the prior year. The increase in sales was broadly based across most product lines, led by substantial growth in LNG equipment along with notable gains in industrial products. The acquisition of GOFA in August 2011 also contributed to the improvement. D&S gross profit margin was 28.0% in the quarter compared with 29.6% a year ago. The year over year difference was primarily attributed to changes in product mix and facility ramp-up costs as a result of capacity expansion projects underway in both the U.S. and China to address LNG growth opportunities.

BioMedical segment sales declined 10% to $42.2 million for the first quarter of 2012 compared with $47.1 million for the same quarter in the prior year. This decrease is largely due to timing of large orders and overall weakness in the European market, as well as the continued phase in of Medicare competitive bidding delaying orders in the U.S. BioMedical gross profit margin decreased to 38.9% in the quarter compared with 40.3% for the same period in 2011. Lower respiratory volume and product mix contributed to the decline.

OUTLOOK

Order and shipment trends are progressing as expected in 2012. We continue to experience global growth in most of our major product segments, along with new exciting opportunities related to LNG equipment. We are reiterating our 2012 guidance with sales expected to be in the range of $950 million to $1 billion. Full year earnings per share for 2012 are still expected to be in the range of $2.60 to $2.90 per diluted share, on approximately 31 million weighted average shares outstanding, which reflects the acquisition related earn-out adjustments recorded in the quarter as well as the amendment to our Senior Credit Facility announced today.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; changes in government energy policy or the failure of expected changes in policy to materialize; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; changes in government healthcare regulations and reimbursement and funding policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used. The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its first quarter 2012 results on a conference call on Thursday, April 26, 2012 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 317-6789 in the U.S. or (412) 317-6789 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 344-7529 in the U.S. or (412) 317-0088 outside the U.S. and entering Conference Number 10012903. The telephone replay will be available beginning approximately one hour after the end of the call until 9:00 a.m. ET, Friday, May 11, 2012.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Sales	$216,106	$162,941
Cost of sales	148,549	110,455

Gross profit	67,557	52,486
Selling, general and administrative expenses	40,626	34,862
Amortization expense	3,070	3,317

	43,696	38,179

Operating income (1)	23,861	14,307
Other expenses (income):
Interest expense and financing costs amortization, net	4,283	4,259
Foreign currency gains	(352)	(759)

	3,931	3,500

Income before income taxes	19,930	10,807
Income tax expense	5,778	3,404

Net income	14,152	7,403
Noncontrolling interest, net of tax	69	(127)

Net income attributable to Chart Industries, Inc.	$14,083	$7,530

Net income attributable to Chart Industries, Inc. per common share—basic	$0.48	$0.26

Net income attributable to Chart Industries, Inc. per common share—diluted	$0.47	$0.25

Weighted average number of common shares outstanding—basic	29,593	28,768

Weighted average number of common shares outstanding—diluted	30,061	29,678

(1)	Includes depreciation expense of $4,153 and $3,335 for the three months ended March 31, 2012 and 2011, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Net Cash Used In Operating Activities	$(9,172)	$(20,838)
Investing Activities
Capital expenditures	(6,345)	(4,266)
Other investing activities	—	388

Net Cash Used In Investing Activities	(6,345)	(3,878)
Financing Activities
Principal payments on long-term debt	(1,625)	(1,625)
Proceeds from exercise of options	1,725	2,238
Tax benefit from exercise of stock options	6,355	2,452
Common stock repurchases	(4,473)	(1,090)

Net Cash Provided By Financing Activities	1,982	1,975
Effect of exchange rate changes on cash	(806)	4,625

Net decrease in cash and cash equivalents	(14,341)	(18,116)
Cash and cash equivalents at beginning of period	256,861	165,112

Cash And Cash Equivalents At End of Period	$242,520	$146,996

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$242,520	$256,861
Current assets	363,237	340,768
Property, plant and equipment, net	141,952	137,301
Goodwill	289,436	288,770
Identifiable intangible assets, net	137,334	140,553
Other assets, net	9,908	10,222

TOTAL ASSETS	$1,184,387	$1,174,475

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$255,150	$265,493
Long-term debt	223,837	223,224
Other long-term liabilities	69,296	72,207
Shareholder’s equity	636,104	613,551

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,184,387	$1,174,475

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Sales
Energy & Chemicals	$68,824	$42,516
Distribution & Storage	105,092	73,373
BioMedical	42,190	47,052

Total	$216,106	$162,941

Gross Profit
Energy & Chemicals	$21,689	$11,801
Distribution & Storage	29,448	21,735
BioMedical	16,420	18,950

Total	$67,557	$52,486

Gross Profit Margin
Energy & Chemicals	31.5%	27.8%
Distribution & Storage	28.0%	29.6%
BioMedical	38.9%	40.3%
Total	31.3%	32.2%

Operating Income (Loss)
Energy & Chemicals	$13,192	$3,753
Distribution & Storage	18,732	11,521
BioMedical	4,592	8,447
Corporate	(12,655)	(9,414)

Total	$23,861	$14,307

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31, 2012	December 31, 2011
Orders
Energy & Chemicals	$208,108	$65,181
Distribution & Storage	138,589	111,436
BioMedical	38,431	50,756

Total	$385,128	$227,373

Backlog
Energy & Chemicals	$442,810	$303,490
Distribution & Storage	203,606	169,246
BioMedical	12,844	16,332

Total	$659,260	$489,068

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER

SHARE

(UNAUDITED)

	Three Months Ended
	March 31, 2012	March 31, 2011
Earnings per diluted share	$.47	$.25
Acquisition earn-out adjustments	.01	—
Write-up of inventory to fair value	—	.02
Severance/other	—	.03

Adjusted earnings per diluted share	$.48	$.30